Exhibit 99.1
NEWS RELEASE
CB&I (Chicago Bridge & Iron Company N.V. )

For Immediate Release:	For Further Information Contact:
Oct. 31, 2005	Media: Bruce Steimle +1 832 513 1111
Analysts: Marty Spake +1 832 513 1245
CB&I COMMENTS ON DELAY OF THIRD QUARTER 2005 FINANCIAL RESULTS
THE WOODLANDS, Texas — Oct. 31, 2005 — CB&I (NYSE: CBI) announced today that the delay in releasing third quarter 2005 financial results was precipitated by a memo from a senior member of CB&I’s accounting department alleging accounting improprieties, including the determination of claim recognition on two projects and the assessment of costs to complete two projects.
Resolution of the allegations could be time consuming pending the completion of an independent investigation initiated by the Company’s Audit Committee. No time frame has been set for completion at this time.
Gerald M. Glenn, the Chairman, President and Chief Executive Officer of the Company, stated: “As indicated, the Audit Committee of the Board of Directors will be conducting an investigation of the matter with the full cooperation of management. However, based on the information the acting Chief Financial Officer and I currently have, we believe that the overall earnings capacity, financial viability, growth potential and strong cash position of the Company will remain intact and the magnitude of the claim recognition and cost to complete issues with respect to the above projects appear to represent $0.09 to $0.11 per share in the third quarter.”
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
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